EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-37887) pertaining to the 1996 Stock Option Plan, the 1995 Non-Employee Director Plan, as amended, and the 1989 Incentive Stock Option Plan, as amended, and in the Registration Statement (Form S-8 No. 333-47262) pertaining to the 2000 Non-Employee Director Stock Plan of Friedman Industries, Incorporated of our report dated June 26, 2009, relating to our audits of the consolidated financial statements and the financial statement schedule, which appear in the Annual Report on Form 10-K of Friedman Industries, Incorporated for the fiscal year ended March 31, 2009.

/s/  Hein & Associates LLP

Houston, Texas
June 26, 2009